Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 11, 2009
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Fiscal 2009 Results
VALLEY FORGE, Pa., November 11 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the Partnership for the fiscal year ended September 30, 2009 of $224.6 million, or $3.59 per limited partner unit, compared to net income of $158.0 million, or $2.70 per limited partner unit for the fiscal year ended September 30, 2008. As previously reported, net income for fiscal 2009 includes a gain of $39.5 million on the sale of the Partnership’s California propane storage terminal.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $381.4 million in fiscal 2009 compared to EBITDA of $313.0 million in the prior year. EBITDA in fiscal 2009 also includes the aforementioned gain on the terminal sale.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Earnings in fiscal 2009 significantly benefited from higher unit margins resulting from a rapid decline in wholesale product costs, a benefit that was somewhat offset by the effects of the recession on volumes sold. We were pleased to increase our distribution by 5% again this year, in line with our previously stated distribution growth goal.” AmeriGas previously reported that it expects earnings in the range of $181 million to $191 million and EBITDA in the range of $335 million to $345 million in fiscal 2010, assuming normal weather.
For the twelve months ended September 30, 2009, retail propane volumes sold decreased 6.5% from the prior year to 928 million gallons as the benefits of acquisitions completed in fiscal 2009 were more than offset by the adverse effects of the significant deterioration in general economic activity which has occurred over the last year and continued customer conservation. Nationally, weather was 2.5% warmer than normal in fiscal 2009, virtually the same as the prior year, according to the National Oceanic and Atmospheric Administration. Revenues decreased to $2.26 billion in fiscal 2009 from $2.82 billion in fiscal 2008 primarily due to lower retail selling prices associated with significantly lower commodity prices and lower volumes sold.
Total margin increased $36.7 million mainly due to higher average retail propane unit margins resulting from a rapid decline in wholesale propane product costs that occurred primarily as the Partnership entered the critical winter heating season during the first quarter of fiscal 2009. Operating income was $300.5 million in fiscal 2009 compared to $234.9 million in fiscal 2008, reflecting the higher EBITDA partially offset by slightly higher depreciation and amortization expenses associated with acquisitions and capital expenditures.
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AmeriGas Partners Reports Fiscal 2009 Results	Page 2
For the fourth quarter of fiscal 2009, the Partnership recorded a seasonal net loss of $33.6 million, or $0.64 per limited partner unit, compared to a net loss of $20.4 million, or $0.36 per limited partner unit, for the prior-year period. Retail volumes sold in the quarter were 147.1 million gallons compared with 164.9 million gallons sold in the prior-year quarter. EBITDA for the period was $4.6 million compared to $18.5 million for same period in 2008. Revenue for the quarter totaled $337.0 million versus $525.2 million in the fiscal 2008 quarter, principally due to lower selling prices resulting from significantly lower wholesale propane product costs.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers from nearly 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, November 11, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Friday, November 13. The replay may be accessed at 1-888-203-1112, passcode 2496390 and International access 1-719-457-0820, passcode 2496390.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-10	###	11/11/09

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Propane	$299,927	$476,214	$2,091,890	$2,624,672
Other	37,050	49,022	168,205	190,517

	336,977	525,236	2,260,095	2,815,189

Costs and expenses:
Cost of sales — propane	172,468	344,212	1,254,332	1,836,917
Cost of sales — other	14,234	18,811	62,172	71,396
Operating and administrative expenses	149,255	146,660	615,152	610,465
Depreciation	19,808	19,194	78,528	75,679
Amortization	1,303	1,204	5,260	4,723
Gain on sale of California storage facility	—	—	(39,887)	—
Other income, net	(3,424)	(2,879)	(16,005)	(18,855)

	353,644	527,202	1,959,552	2,580,325

Operating (loss) income	(16,667)	(1,966)	300,543	234,864
Interest expense	(16,639)	(17,824)	(70,340)	(72,886)

(Loss) income before income taxes and minority interests	(33,306)	(19,790)	230,203	161,978
Income tax expense	(512)	(719)	(2,593)	(1,672)
Minority interests	188	61	(2,967)	(2,287)

Net (loss) income	$(33,630)	$(20,448)	$224,643	$158,019

General partner’s interest in net (loss) income	$2,977	$101	$6,737	$2,278

Limited partners’ interest in net (loss) income	$(36,607)	$(20,549)	$217,906	$155,741

Income (loss) per limited partner unit (a)
Basic	$(0.64)	$(0.36)	$3.59	$2.70

Diluted	$(0.64)	$(0.36)	$3.59	$2.70

Average limited partner units outstanding:
Basic	57,046	57,010	57,038	57,005

Diluted	57,046	57,010	57,082	57,044

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	147.1	164.9	928.2	993.2
EBITDA (b)	$4,632	$18,493	$381,364	$312,979
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$11,632	$8,141	$37,512	$29,064
Growth capital expenditures	$9,686	$6,447	$41,227	$33,692
(a)	In accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships, the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with the two-class method for the twelve months ended September 30, 2009 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing diluted earnings per limited partner unit by $0.23. Theoretical distributions of net income in accordance with the two-class method for the twelve months ended September 30, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing diluted earnings per limited partner unit by $0.03. The two-class method did not impact loss per limited partner unit for the three months ended September 30, 2009 or 2008.

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(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in Fiscal 2009 includes a $39,887 pre-tax gain from the sale of the Partnership’s California storage facility.

The following table includes reconciliations of net income to EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net (loss) income	$(33,630)	$(20,448)	$224,643	$158,019
Income taxes	512	719	2,593	1,672
Interest expense	16,639	17,824	70,340	72,886
Depreciation	19,808	19,194	78,528	75,679
Amortization	1,303	1,204	5,260	4,723

EBITDA	$4,632	$18,493	$381,364	$312,979

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2010:

Forecast
Fiscal
Year
Ending
September 30,
2010
Net income (estimate)	$185,000
Interest expense (estimate)	66,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	80,000
Amortization (estimate)	6,000

EBITDA	$340,000